                                                                      EXHIBIT 11

                   MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

                Statement Re: Computation Of Per Share Earnings
                     (In thousands, except per share data)


NOTE: Earnings per share presented in the first table is in accordance with Regulation S-K, Item 601(b)(11), while earnings per share on the Company's consolidated statements of earnings presented in the second table is in accordance with APB Opinion No. 15. Common equivalent shares outstanding for the fourth quarter of 1995 (912 equivalent shares) and the first quarter of 1994 (1,358 equivalent shares) are excluded from the earnings per share computation on the Company's consolidated statements of earnings for 1995 and 1994 as the effect on loss per share for such quarters would have been anti-dilutive.

                                                                             Years Ended December 31,
                                                                            --------------------------
                                                                              1996     1995      1994
                                                                             ------   ------    ------
Regulation S-K:

Net earnings.............................................................   $49,050     6,412    33,007
                                                                            =======    ======    ======

Weighted average common and common equivalent shares outstanding:

      Weighted average common shares outstanding.........................    34,173    32,790    32,445

      Add weighted average common equivalent shares - options to purchase
        common shares, net...............................................       393     1,061     1,269
                                                                            -------    ------    ------

Weighted average common and common equivalent shares outstanding.........    34,566    33,851    33,714
                                                                            =======    ======    ======

Earnings per common and common equivalent share..........................   $  1.42      0.19      0.98
                                                                            =======    ======    ======


APB Opinion No. 15:

Net earnings............................................................    $49,050     6,412    33,007  $
                                                                            =======    ======    ======

Weighted average common and common equivalent shares outstanding:

      Weighted average common shares outstanding.........................    34,173    32,790    32,445

      Add weighted average common equivalent shares - options to purchase
        common shares, net...............................................       393       833       929
                                                                            -------    ------    ------

Weighted average common and common equivalent shares outstanding.........    34,566    33,623    33,374
                                                                            =======    ======    ======

Earnings per common and common equivalent share..........................   $  1.42      0.19      0.99
                                                                            =======    ======    ======



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